January 7, 2008


Batterymarch Mid-Cap Stock Portfolio
5 Park Plaza
Suite 1900
Irvine, California 92614

Lazard Mid-Cap Portfolio
5 Park Plaza
Suite 1900
Irvine, California 92614

         Re:      Acquisition of Assets of Batterymarch Mid-Cap Stock Portfolio

Ladies and Gentlemen:

         You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

                           Parties to the Transaction

          Batterymarch Mid-Cap Stock Portfolio ("Target Fund") is a series of Met Investors Series Trust (the "Trust"), a Delaware statutory trust.

         Lazard Mid-Cap Portfolio ("Acquiring Fund") is also a series the Trust.

                       Description of Proposed Transaction

         In the proposed transaction (the "Reorganization"), Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent value and the assumption of the liabilities of Target Fund. Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve.

                         Scope of Review and Assumptions

         In rendering our opinion, we have reviewed and relied upon the Agreement and Plan of Reorganization between the Trust with respect to the Acquiring Fund and the Trust with respect to the Target Fund dated as of November 30, 2007 (the "Reorganization Agreement") and on the prospectus/proxy statement dated January 7, 2008 which describes the proposed transactions, and on the information provided in such prospectus/proxy statement. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this letter and the date of the closing of the transaction. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

                                 Representations

         Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Target Fund and Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.

                                  Discussion

         One of the prerequisites for a tax-free reorganization under the Internal Revenue Code is that the transaction represent a continuity of the business enterprise of the acquired entity. As interpreted by the Treasury in regulations, and in accordance with court decisions, continuity of business enterprise is present if the acquiring entity either continues the business of the acquired entity or uses a substantial portion of the acquired entity's historic assets in its own business. The regulations, and private letter rulings in the area issued by the Internal Revenue Service, suggest that the latter test is met if the acquiring fund uses at least one third of the historic assets of the acquired fund in the business of the acquiring fund. The Acquiring Fund in this transaction has not represented that it will use any particular portion of the assets of the Target Fund in the business of the Acquiring Fund, since it may be in the best interests of shareholders to dispose of most or all of the historic assets of the Acquired Fund at the time of or soon after the closing of the Reorganization. Therefore, continuity of business enterprise is present only if the Acquiring Fund continues the historic business of the Target Fund.

         There is very little official guidance as to the meaning of continuation of the historic business. In Revenue Ruling 87-76, a municipal bond fund acquired all of the assets of a fund which had historically invested in corporate debt and equity instruments. The transaction was held to lack continuity of business enterprise, even though both funds were in the business of investing. In several private letter rulings, the Internal Revenue Service has apparently accepted a representation that the acquiring fund will continue the business of the acquired fund, but no details as to the businesses are set forth.

         The investment strategies for Acquired Fund are similar to those for Acquiring Fund. Each invests at least 80% of its assets in the equity securities of companies with medium market capitalizations. Target Fund does not anticipate that investments in foreign securities will exceed 20% of its net assets, while Acquiring Fund may invest up to 25% in such securities. Further, unlike Target Fund, Acquiring Fund may invest in synthetic instruments in complying with its 80% requirement. These distinctions do not appear to be material. Thus the continuity of business requirement appears to be satisfied if the relevant business is defined as investing in mid-cap equities. However, because of the lack of definitive guidance, our opinions cannot be free from doubt.

                                    Opinions

         Based on and subject to the foregoing, and our examination of the legal authority we have deemed to be relevant, we have the following opinions, all of which are not free from doubt for the reason above stated:

         1. The transfer of all of the assets of Target Fund in exchange for shares of Acquiring Fund and assumption by Acquiring Fund of the liabilities of Target Fund followed by the distribution of said Acquiring Fund shares pro rata to the separate accounts as shareholders of Target Fund in liquidation of Target Fund will constitute a "reorganization" within the meaning of ss. 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Acquiring Fund and Target Fund will each be "a party to a reorganization" within the meaning of ss. 368(b) of the Code.

         2. No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the liabilities of Target Fund.

         3. No gain or loss will be recognized by Target Fund upon the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution (whether actual or constructive) of such Acquiring Fund shares to the separate accounts as shareholders of Target Fund in exchange for their Target Fund shares.

         4. No gain or loss will be recognized by the separate accounts as shareholders of Target Fund upon the exchange of their Target Fund shares for Acquiring Fund shares in liquidation of Target Fund.

         5. The aggregate tax basis of the Acquiring Fund shares received by each separate accounts as a shareholder of Target Fund pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund shares held by such separate account shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund shares received by each separate accounts as a shareholder of Target Fund will include the period during which the Target Fund shares exchanged therefor were held by such separate account shareholder (provided the Target Fund shares were held as a capital asset on the date of the Reorganization).

         6. The tax basis of the assets of Target Fund acquired by Acquiring Fund will be the same as the tax basis of those assets to the Target Fund immediately prior to the Reorganization, and the holding period of the assets of Target Fund in the hands of Acquiring Fund will include the period during which those assets were held by Target Fund.

         7. Acquiring Fund will succeed to and take into account the capital loss carryovers of Target Fund described in section 381(c) of the Code. The Acquiring Fund will take any such capital loss carryovers into account subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and regulations thereunder.

         The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Section 8.6 of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to use of our name and any reference to our firm in such Registration Statement or in the prospectus/proxy statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                              Very truly yours,



                                             /s/ SULLIVAN & WORCESTER LLP
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                                              SULLIVAN & WORCESTER LLP